UNITED STATES
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SCHEDULE 14A
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BIGLARI HOLDINGS INC.
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Biglari Holdings Inc. (“Biglari Holdings”) has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Biglari Holdings’ director nominees at its 2015 annual meeting of shareholders.

On March 27, 2015, the following article was published regarding ISS’ rejection of Groveland Capital’s attempt to take control of the Biglari Holding Board of Directors:

Dissident shareholder group fails to get key support in Biglari battle

IBJ Staff
March 27, 2015

A Minnesota-based investment firm that wants to oust Sardar Biglari from control of the company that owns Indianapolis-based Steak n Shake suffered a big setback Thursday when it failed to land support from influential advisory firm Institutional Shareholder Services.

Meanwhile, another, less-influential advisory firm, Glass Lewis & Co., issued a more-supportive recommendation calling for election of two of Minnesota-based Groveland Capital LLC’s six director nominees.

Groveland wants to replace Biglari as CEO of Biglari Holdings Inc., the San Antonio-based parent of Steak n Shake, through a proxy vote April 9 at the company’s annual meeting in New York. Groveland has nominated its own slate of director candidates that would replace Biglari and the company’s other five board members.

But Groveland was counting on the support of ISS, the country’s largest provider of guidance to public shareholders on how to vote on merger deals, executive pay and director elections. Big institutional investors such as pension and mutual funds rely on ISS to help formulate their votes.

In its 34-page report, ISS repeatedly criticized governance by the incumbent board, which Groveland has attacked for lavishing Biglari with tens of millions of dollars in compensation, even as the company’s performance deteroriated. But ISS said Groveland’s dissident slate is “uncompelling, given a paucity of relevant operating or public board experience.”

It also said Groveland has “an inadequately detailed plan for seamlessly managing the transition and minimizing unintended consequences should they succeed in ousting all incumbent directors, including the CEO.”

An overthrow of Biglari also would trigger contractual payments to Biglari that could exceed $100 million. Most of the payments would stem from a controversial 2013 deal under which Sardar Biglari licensed the “Biglari” name to the company for 20 years. Biglari won’t receive royalties if he remains atop the company, but if he were forced out for anything but malfeasance, he’d receive 2.5 percent of sales for five years.

Groveland owns less than 1 percent of the shares of Biglari Holdings—which also owns the Maxim men’s magazine, an insurance company, Western Sizzlin and a big stake in Cracker Barrel.

Groveland’s slate of directors includes that firm’s founder and CEO, Nicholas Swenson, as well as Ryan Buckley, a director at the investment banking firm Livingstone Partners, attorney Stephen Lombardo III, and Jim Stryker, a 37-year restaurant industry veteran who formerly was chief financial officer of the Tennessee-based parent of the Perkins and Marie Callender’s chains.

ISS was unimpressed with the lineup and noted Swenson might have inadequate time to serve on the Biglari board, given that he already is CEO and a board member of his investment firm and serves as a director of two other public companies.

“If there is compelling reason to believe, as shareholders of BH may already believe, that change at the board level is warranted, there is also compelling reason to believe that it is possible to make a bad situation worse,” ISS said in its report.

“Replacing even this challenged a board with a slate of two hedge fund managers (in the process making one of them now overboarded), a boutique investment banker, two lawyers and a single, solitary former restaurant executive may demonstrate the point definitively.”

ISS recommended that shareholders demonstrate their dissatisfaction with the current board by withholding votes for incumbents. However, that move would not threaten their re-election because Biglari himself has voting control of nearly 20 percent of the shares.

Glass Lewis & Co. encouraged shareholders to push harder for reform by electing Stryker, the former restaurant chain chief financial officer, and Lombardo, who has substantial legal experience in the restaurant industry.

“On balance, we believe the dissident’s case ... provides ample cause to suggest all investors would benefit from improved transparency and, among other things, a reduced degree of largely unmitigated deference to the investment preferences of Mr. Biglari,” Glass Lewis said in its report.

Groveland has been highly critical of Biglari’s stewardship of the company. It argues removal of the six incumbents is justified based on the stock’s underperformance, the company’s declining profitability, strained franchise relations, poor corporate governance and outsized compensation received by Biglari.

Earlier this month, a lawsuit brought by shareholders that accused Biglari and directors of breaching their fiduciary duties was dismissed by a federal judge in Indiana.